Exhibit 10.2

American Electric Technologies, Inc.

6410 Long Drive

Houston, Texas 77087

November 13, 2007

Stuart Schube, Individually

Stuart Schube

President

Acorn Ventures, Inc.

6324 Rutgers, Suite 900

Houston, Texas 77005

Dear Stuart:

It is my pleasure to offer to you and to Acorn Ventures, Inc. (“Acorn”) a continuation of your part-time role of corporate and strategic planning consultant to American Electric Technologies, Inc. and all its subsidiaries and affiliates (the “Company”). Acorn agrees that Stuart Schube (“Schube”) will perform the services described below on behalf of Acorn. The terms of Schube’s and Acorn’s retention by the Company are outlined below:

1. Acorn’s role will be as stated above, and shall be responsible for assisting in corporate and strategic planning and identifying potential senior management personnel and business acquisitions for the Company, with Schube reporting to me as the President and CEO, and to the Board of Directors on stockholder issues. Schube has agreed to continue serving as a member of the Board of Directors of the Company without further compensation except as stated in paragraphs 2 and 4 below. We expect that Acorn’s tasks will occupy no more than one-quarter of Schube’s working time. In general we expect that during the next year, Schube will explore all areas necessary to improve the Company’s growth and performance, including potential bolt-on acquisitions that could further the business of the Company. This work will be periodically reported to, discussed with and implemented by the undersigned and the Board of Directors throughout the term of this agreement.

2. The Company and Acorn have agreed that the monthly payment under this arrangement shall be Five Thousand One Hundred Dollars ($5,100). However, of such sum, Seven Hundred Fifty Dollars ($750) shall be at risk depending on the Company’s performance, as determined by the undersigned or the Board of Directors. Mr. Schube shall not be entitled to the compensation paid to other non-employee directors; this stipulated monthly fee includes his fees to compensate him for any time or efforts expended in serving as a director.

3. This engagement will continue and automatically renew for monthly periods unless either Acorn or the Company notifies the other of a desire not to renew on not less than six (6) months’ prior written notice.

4. While no binding legal agreement will exist, the Company will consider additional special bonuses in the event of a Change of Control Event or in the event of an acquisition by the Company, in either case relating to transactions in which Schube and Acorn have played a pivotal role. Whether a bonus is paid or not and the amount of the bonus shall be determined by the Board of Directors at the time of any such transaction, but as a guideline the Company anticipates compensating Acorn and

Schube for transactions in which they are substantively involved a consulting bonus equal to three percent (3%) on the first $4 million in transaction value, one and one-half per cent (1-1/2%) on transaction values of more than $4 million but less than $10 million and one percent (1%) on transaction values above $10 million. However, if any transaction is initiated by James Thompson, James Steffeck, or the undersigned identifying a potential candidate for acquisition by the Company, the guideline amount will be half the percentages stated above. Transaction value, for the purposes of this paragraph include the purchase price, any contractual payments (such as employment agreements and non-competition agreements) and all debt of the target company assumed. Also as a guideline, should any transaction in which Schube or Acorn are involved close within two (2) years after the date of termination of this engagement, the Company shall consider payment of the guideline fees in full.

5. Schube will not be entitled to any fringe benefits, In addition, the Company does not presently intend to issue Mr. Schube any stock options other than options granted to all non-employee directors. Schube will be entitled to be reimbursed for all expenses reasonably incurred in connection with his services described above. The Company agrees to indemnify and hold harmless Acorn and Schube and each of its employees, affiliates, agents, counsel and other advisors, to the full extent allowed by law or equity, from and against any and all judgments, losses, claims (whether or not valid), damages, costs, fees, expenses or liabilities, joint or several, to which such persons or entities may become subject, related to or arising out of Acorn’s or Schube’s engagement or performance of services under this agreement, unless caused by an act or acts of gross negligence or willful misconduct of the persons or entities so indemnified. The above indemnification provisions shall survive the termination of this Agreement.

6. This Agreement may only be amended or terminated by the written agreement of all parties. Should any dispute arise regarding this agreement or any related matter, the dispute shall be arbitrated pursuant to the rules of the American Arbitration Association in Houston, Texas.

Should Acorn choose to accept and the terms of engagement as stated above, please sign the duplicate original in the space provided below and return to me at your earliest convenience.

Very truly yours,

/s/ Arthur G. Dauber
Arthur G. Dauber, President and CEO

AGREED TO AND ACCEPTED
This 13th day of November, 2007

Acorn Ventures, Inc.

By: /s/ Stuart Schube, President

/s/ Stuart Schube, Individually